Exhibit 99.1

FOR IMMEDIATE RELEASE

Allergan Comments on Pershing Square’s Definitive Proxy Solicitation

Advises Stockholders to Take No Action at This Time

Irvine, Calif., July 11, 2014 — Allergan, Inc. (NYSE: AGN) (“Allergan” or the “Company”) today provided the following comment in response to the definitive proxy solicitation filed by Pershing Square Capital Management, L.P. (“Pershing Square”) in connection with Pershing Square’s request to call a Special Meeting of Stockholders (the “Special Meeting”). At the Special Meeting, if called, Allergan stockholders would be asked to remove a majority of the Company’s existing directors in connection with Valeant Pharmaceuticals International, Inc.’s (“Valeant”) unsolicited exchange offer to acquire all outstanding common shares of Allergan for 0.83 shares of Valeant common stock and $72.00 in cash, or subject to proration, an amount of cash or a number of Valeant common shares with the implied value set forth in the exchange offer (the “Exchange Offer”).

Under the current Board’s leadership, which includes individuals with significantly more industry experience than Pershing Square’s recommended nominees, Allergan continues to execute on its plan to drive near- and long-term organic growth, enhance its growth prospects and continue generating significant value for all of Allergan’s stockholders. We believe Pershing Square’s attempt to replace a majority of the Allergan Board is a further effort to support Valeant in its bid to acquire Allergan at a grossly inadequate price that substantially undervalues the Company and creates significant risks and uncertainties for Allergan stockholders. Valeant has repeatedly failed to address the serious concerns raised by Allergan and important members of the investment community about Valeant’s anemic organic growth driven by unsustainable price increases, among other fundamental business model issues.

Allergan has a track record of consistently acting in the best interests of its stockholders and the Board remains confident in the Company’s ability to create significantly more value than Valeant’s proposal.

Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to the Company and Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to the Company.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,600 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding a proposed offer or proposal by Valeant and/or Pershing Square. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Allergan’s control. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as Allergan’s public filings with the U.S. Securities and Exchange Commission (the “SEC”), including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact Allergan’s information agent, Innisfree M&A Incorporated, at 877-800-5187.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC that has been mailed to stockholders of the Company. In addition, the Company has filed a preliminary solicitation statement with the SEC on June 16, 2014 and intends to file a definitive solicitation statement. Any definitive solicitation statement will be mailed to stockholders of the Company. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by the Company at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187.

The Company, its directors and certain of its officers and employees are participants in solicitations of Company stockholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang, Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449